Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 20, 2019

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and twelve months ended December 31, 2018 and December 31, 2017, in millions of dollars except share and per share amounts.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Net sales	$1,662	$1,586	$6,583	$5,809
Net earnings (loss) attributable to Seaboard	$(91)	$23	$(17)	$247

Earnings (loss) per common share	$(77.58)	$19.38	$(14.61)	$211.01
Average number of shares outstanding	1,170,359	1,170,550	1,170,501	1,170,550
Dividends declared per common share	$1.50	$1.50	$6.00	$6.00

Notes to Report of Earnings:

For the three months ended December 31, 2018 and 2017,  net earnings (loss) attributable to Seaboard included other investment loss of $167 million and other investment income of $58 million, respectively. Included in other investment loss for the three months ended December 31, 2018 was $122 million of non-cash, unrealized mark-to-market losses on short-term investments. For the twelve months ended December 31, 2018 and 2017, net earnings (loss) attributable to Seaboard included other investment loss of $152 million and other investment income of $177 million, respectively.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 14, 2019 to stockholders of record at the close of business on March 4, 2019.

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.